Exhibit 23.3

[Duff & Phelps, LLC Letterhead]

September 1, 2006

Mr. Ali Mahdavi
Vice President Finance & Administration
Affymax, Inc.
4001 Miranda Avenue
Palo Alto, CA 94304

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC VALUATION IN S-1 FILING OF AFFYMAX, INC.

Dear Mr. Mahdavi:

We hereby consent to the inclusion in the registration statement on Form S-1 of Affymax, Inc. for the registration of shares of its common stock and any amendment thereto (the "Registration Statement") of references to our final report dated July 28, 2006 relating to the Estimation of the Fair Value of the Common and Series-E Preferred Stock of Affymax, Inc. as of February 13, 2006, and to references to our firm's name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC